Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY

TO ACQUIRE CABLE ASSETS IN VIRGINIA AND WEST VIRGINIA

EDINBURG, VA, (August 6, 2008) – Shenandoah Telecommunications Company (Shentel) ( NASDAQ: SHEN) announced that it has signed an asset purchase agreement to acquire certain cable assets serving customers in Virginia and West Virginia from Rapid Communications, LLC. The purchase includes approximately 17,650 customers located in 50 franchise areas primarily clustered around Covington, Virginia; Summersville, West Virginia; and Weston, West Virginia.

Shentel's plans include a major consolidation and upgrade of the cable networks over the next few years to be able to offer its customers in smaller communities expanded triple play services including High Definition TV, Video on Demand, High Speed Internet and Voice. The sale is subject to regulatory approvals and is expected to close prior to the end of 2008. RBC Daniels was Shentel's advisor for the transaction.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

####